PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

		This Plan and Agreement of Reorganization and Merger (the "Plan" or "Agreement") is made and entered into effective as of the 1st day of January, 2010, by and among Columbia Management
Multi-Strategy Hedge Fund, LLC, a Delaware limited liability company ("Columbia Fund"), Grosvenor Registered Multi-Strategy
Fund (TI 1), LLC, a Delaware limited liability company (the
"Feeder Fund") and Grosvenor Registered Multi-Strategy Fund
NewSub, LLC, a Delaware limited liability company (the "NewSub
Fund") (collectively, the "Funds").

		WHEREAS, each of the Funds has its registered office in Delaware at 615 South DuPont Highway, Dover, Delaware 19901 and has National Corporate Research, Ltd. as its registered agent for service of process in Delaware; and

		WHEREAS, Columbia Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified, closed-end, management investment company; and

		WHEREAS, as of the effective date of this Agreement, the Feeder Fund is the sole member of the NewSub Fund and the sole owner of an interest therein; and

		WHEREAS, Columbia Fund and the Feeder Fund have the same investment objectives and have substantially the same investment policies and investment restrictions; and

		WHEREAS, the Board of Directors of Columbia Fund (the "Columbia Fund Board") has determined that it would be in the best interests of Columbia Fund and its members to effect a reorganization in which members would invest in a new investment fund that would pursue its investment objective by investing in Columbia Fund; and

		WHEREAS, the Board of Directors of the Feeder Fund (the "Feeder Fund Board") has determined that it would be in the best interests of the Feeder Fund and its members to pursue the investment objectives of the Feeder Fund by investing in another investment company having the same investment objectives and substantially the same investment policies and investment restrictions as the Feeder Fund; and

		WHEREAS, the Columbia Fund Board and the Feeder Fund Board have each made the findings required by Rule 17a-8 under the 1940
Act that the participation by Columbia Fund and the Feeder Fund, respectively, in the transactions described in this Plan, is advisable and in the best interests of its members, and that the interests of their respective existing members will not be diluted as a result of such transactions; and

		WHEREAS, Section 18-209(b) of the Delaware Limited Liability Company Act (the "DLLCA") permits the merger of a Delaware limited liability company with and into another Delaware limited liability company; and

		WHEREAS, the Columbia Fund Board and the Feeder Fund Board have each determined that it would be desirable for the NewSub
Fund to be merged with and into Columbia Fund, and in connection therewith, for members of Columbia Fund ("Members") holding limited liability company interests ("Interests") in Columbia Fund to receive Interests in the Feeder Fund in exchange for their Interests in Columbia Fund, upon the terms and conditions hereinafter set forth;

		NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the parties hereto, being thereunto duly entered into by and among the Columbia Fund, the Feeder Fund and the NewSub Fund and approved by resolutions adopted by the Columbia Fund Board and the Feeder Fund Board, this Agreement and the terms and conditions hereof and the mode of carrying the same into effect, are hereby determined and agreed upon as follows:

          1.	Pursuant to section 18-209(b) of the DLLCA, Columbia
Fund and the NewSub Fund shall be merged with and into a single limited liability company, to wit Columbia Fund, which shall be the surviving company of the merger, and which is sometimes hereinafter referred to as the "Surviving Fund," and which shall continue to exist as the surviving company under its present name pursuant to the provisions of the DLLCA. The merger shall become effective at the time and on the date of the filing by the Surviving Fund of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Secretary of State") under the applicable requirements of Delaware law, or such later time and date as may be set forth in the Certificate of Merger (the "Effective Time"). The separate existence of the NewSub Fund shall cease at the Effective Time in accordance with the provisions of the DLLCA. Upon the effectiveness of the merger, all of the assets, rights, privileges and powers of Columbia Fund and of the NewSub Fund, and all property of Columbia Fund and of the NewSub Fund, and all debts due to Columbia Fund and to the NewSub Fund, as well as all other things and causes of action belonging to each of Columbia Fund and the NewSub Fund, shall be vested in the Surviving Fund.

          2.	As soon as practicable following the consummation of
the transactions contemplated by this Agreement, Columbia Fund will seek to receive an opinion from counsel to Columbia Fund that the merger should not be a taxable event to Columbia Fund, the Feeder Fund or the Members, but Columbia Fund does not guarantee that it will receive such an opinion as no analysis will have been completed as of the Effective Time.

          3.	At the Effective Time, each of Columbia Fund, the
Feeder Fund and the NewSub Fund will be registered under the 1940
Act, as a diversified, closed-end, management investment company.

          4.	At the Effective Time, and as an inducement to
Columbia Fund's willingness to enter into this Agreement, the Feeder Fund shall issue Interests in the Feeder Fund ("Feeder Fund Interests") to Members holding Interests in Columbia Fund at the Effective Time in exchange for and in cancellation of the Interests of such Members in Columbia Fund. The Feeder Fund Interests issued to each Member shall have a value equal to the value of such Member's Interest in Columbia Fund determined as of the last determination of the values of capital accounts of Members in Columbia Fund as of or prior to the Effective Time.

          5.	Annexed hereto and made a part hereof is a copy of
the limited liability company operating agreement (the "Operating Agreement") of the Surviving Fund as the same shall be in force and effect at the Effective Time, and said Operating Agreement shall continue to be the Operating Agreement of the Surviving Fund until amended and changed pursuant to the provisions of such Operating Agreement and the provisions of the DLLCA.

          6.	The name of the Surviving Fund shall be "Grosvenor
Registered Multi-Strategy Master Fund, LLC".

          7.	As the Surviving Fund, Columbia Fund shall retain
written records that describe the merger as required by paragraph
(a)(5) of Rule 17a-8 under the 1940 Act, and the determinations of the Columbia Fund Board and the Feeder Fund Board and the bases thereof, including the factors considered by the Columbia Fund Board and the Feeder Fund Board, shall be recorded fully in the minute books of the Surviving Fund and the Feeder Fund, respectively.

          8.	The members of the Board of Directors and officers of
Columbia Fund at the Effective Time shall be the members of the Board of Directors and officers of the Surviving Fund, all of whom shall hold their respective positions until the due election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Operating Agreement of the Surviving Fund.

          9.	As soon as practicable after the Effective Time, the
Surviving Fund shall on behalf of the NewSub Fund file an application with the Securities and Exchange Commission pursuant to Section 8(f) of the 1940 Act for an order declaring that the NewSub Fund has ceased to be an investment company.

          10.	Consummation of the merger and other transactions
contemplated by this Agreement is subject to the condition that this agreement shall have been approved by Members and by the Feeder Fund, as the sole holder of an Interest in the NewSub Fund.

          11.	In the event that this Agreement shall have been duly
approved and adopted as set forth in Section 10 above, the parties hereto agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger and reorganization herein provided for.

          12.	The Columbia Fund Board and the Feeder Fund Board and
the proper officers of Columbia Fund and the Feeder Fund are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger and reorganization herein provided for.

          13.	Notwithstanding the full approval and adoption of
this Agreement, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State by the Columbia Fund Board or by the Feeder Fund Board in the event that such Board of Directors determines that the merger and reorganization herein provided for is no longer in the best interests of Columbia Fund or the Feeder Fund, respectively.

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		IN WITNESS WHEREOF, the parties hereto have caused this
Plan and Agreement of Reorganization and Merger to be duly executed and delivered as of the date first above written.




Columbia Management Multi-Strategy Hedge Fund, LLC

By:  /s/ Steven L. Suss
Name:  Steven L. Suss
Title:  Chief Executive Officer



Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

By:  /s/ Ralph A. Pastore, Jr.
Name:  Ralph A. Pastore, Jr.
Title:  Assistant Treasurer



Grosvenor Registered Multi-Strategy Fund NewSub, LLC

By:  Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, its sole member

By:  /s/ Ralph A. Pastore, Jr.
Name:  Ralph A. Pastore, Jr.
Title:  Assistant Treasurer